Filed Pursuant to Rule 424(b)(3)

Registration No. 333-280414

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated May 7, 2025)

Tevogen Bio Holdings Inc.

This prospectus supplement updates and supplements the prospectus, dated May 7, 2025 (as supplemented to date, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-280414), as amended. This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2025 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our common stock, par value $0.0001 per share (“Common Stock”), and public warrants to purchase Common Stock (“Warrants”) are listed on The Nasdaq Stock Market LLC under the symbols “TVGN” and “TVGNW,” respectively. On June 2, 2025, the closing price of our Common Stock was $1.29 and the closing price for our Warrants was $0.0585.

We are an “emerging growth company” and “smaller reporting company” for purposes of federal securities laws and are subject to reduced public company reporting requirements. Accordingly, the information in the Prospectus and this prospectus supplement may not be comparable to information provided by companies that are not emerging growth companies or smaller reporting companies.

Our business and investment in our Common Stock and Warrants involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 3, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2025

Tevogen Bio Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41002	98-1597194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Independence Boulevard, Suite #210 Warren, NJ	07059
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 838-6436

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TVGN	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Common Stock for $11.50 per share	TVGNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 30, 2025, Tevogen Bio Inc. (“Tevogen Bio”), a wholly owned subsidiary of Tevogen Bio Holdings Inc. (the “Company”), entered into Amendment No. 1 (the “Amendment”) to that certain Lease Agreement, dated February 1, 2022, between Tevogen Bio and Mitsui Sumitomo Insurance Company of America (as amended, the “Lease Agreement”). The Lease Agreement relates to the Company’s principal executive offices located at 15 Independence Boulevard, Warren, New Jersey. The Amendment doubles the amount of leased space and extends the term of the Lease Agreement until February 2033. The Company’s annual payment under the Lease Agreement will be approximately $330,000.

The Company expects to relocate employees at its Philadelphia, Pennsylvania research and development center to the premises leased under the Lease Agreement following the June 2025 expiration of the research and development center lease.

The foregoing description is qualified by reference to the full text of the Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Amendment No. 1 to the Lease Agreement, dated as of May 30, 2025, between Mitsui Sumitomo Insurance Company of America and Tevogen Bio Inc.
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tevogen Bio Holdings Inc.

Date: June 3, 2025	By:	/s/ Ryan Saadi
	Name:	Ryan Saadi
	Title:	Chief Executive Officer

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Exhibit 10.1

AMENDMENT No. 1

to the

LEASE AGREEMENT

(Hereinafter referred to as the “Lease”)

Between

MITSUI SUMITOMO INSURANCE COMPANY OF AMERICA

With Offices At

15 Independence Boulevard

Warren, New Jersey 07059

(Hereinafter referred to as “Landlord”)

And

Tevogen Bio Inc.

With Offices At

15 Independence Boulevard

Warren, New Jersey 07059

(Hereinafter referred to as “Tenant”)

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement, dated as of February 1, 2022 (the “Original Lease”), pursuant to which the Landlord leased to Tenant, and Tenant leased from Landlord, approximately 6,708 rentable square feet (“RSF”) of space on the 4th floor of that certain office building located at 15 Independence Boulevard, Warren, New Jersey (the “Building”), as more particularly described in the Lease; and

WHEREAS, Tenant desires to relocate to different premises within the Building and extend the lease term, and Landlord is amenable to same, subject to the terms and conditions set forth in this First Amendment;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, Landlord and Tenant hereby agree as follows:

1. Defined Terms. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Original Lease.

2. Relocation Premises. Effective as of June 1, 2025 (the “Relocation Commencement Date”), Tenant shall relocate to and lease approximately 13,242 RSF on the 2nd floor (the “Relocated Premises”), as more particularly shown on Exhibit A attached hereto and made a part hereof. The lease of the existing 4th floor premises shall be deemed terminated and surrendered as of the Relocation Commencement Date, and Tenant shall have no further rights or obligations with respect thereto, except for those that expressly survive expiration or termination under the Original Lease. Tenant shall have access to the Relocated Premises beginning on May 27, 2025 for the purpose of installing FF&E and Tenant’s IT needs.

3. Lease Term. The term of the Lease shall be extended for seven (7) years from the current lease expiration date of February 28, 2026, resulting in a new expiration date of February 28, 2033 (the “Extended Term”).

5. Base Rent. Effective as of the Relocation Commencement Date, the Base Rent for the Relocation Premises shall be $24.75 per RSF, plus Tenant Electric, flat for the Term.

6. Base Rent Abatement. Tenant shall be entitled to one (1) month of Base Rent abatement applicable to the Relocation Premises only.

7. Landlord’s Work. Landlord shall provide new carpet and paint throughout the Relocation Premises, promptly after the full execution of this First Amendment.

8. Base Year. The Base Year shall remain unchanged from the Original Lease.

9. Broker. Tenant represents to Landlord that in connection with this First Amendment: (a) Tenant has not employed or dealt with any broker, agent, or finder, other than Newmark, and (b) no other broker, agent or finder is entitled to any commission or other payment. Tenant shall indemnify, defend, and hold harmless Landlord and its partners, members, shareholders, officers, directors, and agents, from and against any claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees) arising out of or relating to a claim by any broker, agent or finder, other than Newmark, claiming to have been engaged by Tenant.

10. Electronic Delivery. The parties agree that this First Amendment may be transmitted between them by email or via an electronic signature platform such as DocuSign, and intend that scanned signatures (such as, without limitation, scanned signatures in .pdf format) constitute original signatures, and that a scanned agreement containing the signatures (original or scanned) of all the parties is binding on the parties.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their respective representatives, each of whom warrants they have the authority to sign this First Amendment and bind their employer.

MITSUI SUMITOMO INSURANCE COMPANY OF AMERICA

By:	/s/ Jeff Elefant	Mitsui Sumitomo Marine Management(USA), Inc.as Manager for and on behalf of Mitsui Sumitomo Insurance Company of America, a New York corporation

Typed Name:	Jeff Elefant

Title:	VP Real Estate & Facilities

Date:	5/30/2025

TEVOGEN BIO INC.

By:	/s/ Kirti Desai

Typed Name:	Kirti Desai

Title:	Chief Financial Officer

Date:	5/16/2025